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                                                                    Exhibit 23.4


INDEPENDENT AUDITOR'S CONSENT

We consent to the use in this Registration Statement of Gameco, Inc. on Form S-4 of our report on Black Hawk Gaming & Development Company, Inc. and subsidiaries, dated March 22, 2002 (which report expresses an unqualified opinion and includes explanatory paragraphs on the adoption of SFAS No. 133 "Accounting For Derivative Instruments and Hedging Activities" and the acquisition of the Company on February 22, 2002) appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading "Selected Consolidated Historical Financial and Operating Data" and "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP
Denver, Colorado
May 14, 2002